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                                                                     EXHIBIT 8.1


                         [CONNER & WINTERS LETTERHEAD]














                                 January 4, 2000

Prize Energy Corp.
20 East 5th Street, Suite 1400
Tulsa, Oklahoma 74103


Gentlemen:

         We have acted as counsel to Prize Energy Corp., a Delaware corporation ("Prize"), in connection with the proposed Merger, as defined and described in the Agreement and Plan of Merger, dated as of October 8, 1999 (the "Merger Agreement"), by and among Prize, Vista Energy Resources, Inc., a Delaware corporation ("Parent"), and PEC Acquisition Corp., a Delaware corporation and a newly-formed, wholly-owned subsidiary of Parent ("Merger Sub"). We are rendering this opinion to you pursuant to section 5.5(a) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement and all section references are to the Internal Revenue Code of 1986, as amended.



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January 4, 2000
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                             INFORMATION RELIED UPON

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Proxy Statement/Prospectus (the "Prospectus") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended. In our examination of documents, we have assumed that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, that all signatures are genuine, and that all statements set forth in such documents are accurate. We have assumed that the Merger will be consummated in the manner described in the Merger Agreement and the Prospectus. We have also obtained and relied upon written certificates dated the date hereof of officers of Prize, Parent and Merger Sub who have personal knowledge of facts and circumstances relating to the Merger as well as to the operations, assets and liabilities of Prize, Parent and Merger Sub to verify certain relevant facts that have been represented to us or that we have assumed in rendering this opinion. With your permission, we have assumed that the following factual statements (as well as other statements made in such certificates, but not recited herein) are true on the date hereof and will be true at the Effective Time:

     1. The Merger will be consummated solely in compliance with the material terms and conditions of the Merger Agreement and none of the material terms and conditions thereof have been or will be waived or modified.

     2. For each holder of Prize Common Stock, the fair market value of the Parent Common Stock into which such holder's Prize Common Stock will be converted in the Merger will be approximately equal to the fair market value of such holder's Prize Common Stock, and for each holder of Prize Preferred Stock, the fair market value of the Parent Preferred Stock into which such holder's Prize Preferred Stock will be converted in the Merger will be approximately equal to the fair market value of such holder's Prize Preferred Stock.

     3. In the Merger no holder of Prize Common Stock or Prize Preferred Stock will receive for such stock, directly or indirectly, any consideration other than Parent Common Stock or Parent Preferred Stock, as applicable.

     4. Neither Parent nor any Related Person (within the relationships described below) has any plan or intention to purchase, redeem or otherwise reacquire any of the Parent Common Stock or Parent Preferred Stock into which Prize Common Stock and Prize Preferred Stock will be converted pursuant to the Merger. A "Related Person" with respect to Parent means

          (i) a corporation that, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, is a member of an Affiliated Group (as defined below) of which Parent (or any successor corporation), as the case may be, is a member, or



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          (ii) a corporation in which Parent (or any successor corporation), as the case may be, owns, or which owns with respect to Parent (or any successor corporation), as the case may be, directly or indirectly, immediately before or immediately after such purchase, exchange, redemption, or other acquisition, at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock, taking into account for purposes of this clause (ii) any stock owned by 5% or greater stockholders of Parent (or any successor corporation), as the case may be, or such corporation, a proportionate share of the stock owned by entities in which Parent (or any successor corporation), as the case may be, or such corporation owns an interest, and any stock which may be acquired pursuant to the exercise of options.

"Affiliated Group" means one or more chains of corporations connected through stock ownership with a common parent corporation, but only if

          (x) the common parent owns directly stock that possesses at least 80% of the total voting power, and has a value at least equal to 80% of the total value, of the stock in at least one of the other corporations, and

          (y) stock possessing at least 80% of the total voting power, and having a value at least equal to 80% of the total value, of the stock in each corporation (except the common parent) is owned directly by one or more of the other corporations.

     5. In the Merger, no liabilities of the stockholders of Prize will be assumed by Parent, and Parent will not assume any liabilities relating to any Prize Common Stock or Prize Preferred Stock acquired by Parent in the Merger. Furthermore, there is no plan or intention for Parent to assume any liabilities of Prize.

     6. Following the Merger, Parent will cause Prize to continue its historic business or use a significant portion of its historic business assets in a business.

     7. Prize, Parent and Merger Sub and the stockholders of Prize each will bear its or their own expenses, if any, incurred in connection with or as part of the Merger or related transactions.

     8. There is no intercorporate indebtedness existing between Parent and Prize or between Merger Sub and Prize that was issued, acquired or will be settled at a discount.

     9. None of Prize, Parent or Merger Sub is a regulated investment company, a real estate investment trust, or a corporation fifty percent (50%) or more of the value of whose assets are stock and securities and eighty percent (80%) or more of the value of whose total assets are assets held for investment (each, an "Investment Company"). For purposes of this representation, in making the 50% and 80% determinations under the preceding sentence: (i) stock and securities




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in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation shall be considered a subsidiary if the parent owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an Investment Company.

     10. None of Prize, Parent or Merger Sub is under the jurisdiction of a court in a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State Court.

     11. At the Effective Time, the fair market value of the assets of Prize will exceed the sum of its liabilities plus the amount of liabilities, if any, to which assets of Prize are subject.

     12. Pursuant to the Merger, shares of Prize Common Stock will be converted into a number of shares of Parent Common Stock having a value as of the Effective Time exceeding eighty percent of the aggregate value of all of the shares of Prize Common Stock outstanding prior to the Merger, including for such purpose all shares of Prize Common Stock redeemed within the two years immediately preceding the Merger, and shares of Prize Preferred Stock will be converted into a number of shares of Parent Preferred Stock having a value as of the Effective Time exceeding eighty percent of the aggregate value of all of the shares of Prize Preferred Stock outstanding prior to the Merger, including for such purpose all shares of Prize Preferred Stock redeemed within the two years immediately preceding the Merger.

     13. After the Merger, Parent has no plan or intention to sell or otherwise dispose of any of its assets or of any of the assets of Prize, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Parent.

     14. None of the employee compensation received or to be received by any stockholder-employees of Prize is or will be separate consideration for, or allocable to, any of their shares of Prize Common Stock or Prize Preferred Stock to be surrendered in the Merger. None of the shares of Parent Common Stock or Parent Preferred Stock to be received by any stockholder-employee of Prize in the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement. Any compensation paid or to be paid to any stockholder of Prize who will be an employee of or perform advisory services for Parent, Prize, or any affiliate thereof after the Merger, will be determined by bargaining at arm's length.

We have also assumed that all of the shares of Prize Common Stock and Prize Preferred Stock outstanding immediately before the Effective Time are held by the Prize stockholders as capital assets.




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January 4, 2000
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                                     OPINION

     Based upon the foregoing, it is our opinion that, for U.S. federal income tax purposes:

     1. The Merger will be treated as a "reorganization" within the meaning of section 368(a).

     2. Each of Prize, Parent and Merger Sub will be a party to such reorganization within the meaning of section 368(b).

     3. No gain or loss will be recognized by Parent, Prize or Merger Sub as a result of the Merger.

     4. No gain or loss will be recognized by a stockholder of Prize as a result of the Merger with respect to the shares of Prize Common Stock converted into shares of Parent Common Stock or shares of Prize Preferred Stock converted into shares of Parent Preferred Stock in the Merger.

     5. A Prize stockholder's aggregate tax basis in the Parent Common Stock or Parent Preferred Stock into which the Prize stockholder's Prize Common Stock or Prize Preferred Stock is converted in the Merger will equal the Prize stockholder's aggregate tax basis in the Prize Common Stock or Prize Preferred Stock, respectively, converted.

     6. The holding period of the shares of Parent Common Stock or Parent Preferred Stock into which a Prize stockholder's Prize Common Stock or Prize Preferred Stock is converted in the Merger will include the holding period of the Prize Common Stock or Prize Preferred Stock, respectively, converted.

     The preceding are all of the material U.S. federal income tax consequences of the Merger. However, our opinion does not address U.S. federal income tax consequences which may vary with, or which are contingent upon, a stockholder's individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws, existing judicial decisions, administrative regulations and published rulings and procedures as of the date of this letter. We call your attention to the fact that the opinion set forth in this letter is an expression of professional judgment and not a guarantee of a result. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Only an advance ruling from the Internal Revenue Service will give a taxpayer assurance as to the tax consequences of a transaction such as the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis,




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would not adversely affect the accuracy of the conclusions stated herein. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption stated herein which becomes untrue or incorrect.

     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of
Item 601(b) (23) of Regulation S-K under the Securities Act, we hereby consent to the discussion of this opinion in the Prospectus, to the filing of this opinion as an exhibit to the Prospectus and to the reference to our firm under the headings "THE MERGER-Material U.S. Federal Income Tax Consequences", "THE MERGER AGREEMENT-Conditions to the Merger", and "LEGAL MATTERS" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Sincerely,


                                        CONNER & WINTERS,
                                        A Professional Corporation